Exhibit 99.1

                             Amendment No. 1 to the
           Albany International Corp. 2003 Restricted Stock Unit Plan

      WHEREAS, Albany International Corp. (the "Company") maintains the Albany International Corp. 2003 Restricted Stock Unit Plan (the "Plan");

      WHEREAS, the Board of Directors of the Company has designated authority to the Compensation Committee (the "Committee") to administer the Plan;

      WHEREAS, the Committee has the authority pursuant to Sections 3.2 and 11.8 of the Plan to amend the Plan;

      WHEREAS, in light of Section 409A of the Internal Revenue Code of 1986, the Committee has decided to cancel any valid deferral elections made pursuant to Section 6.2 of the Plan on or before December 31, 2005 in accordance with Q&A 20 of Notice 2005-1 "Guidance Under ss.409A of the Internal Revenue Code" issued by the Treasury Department; and

      WHEREAS, each Participant who has made such an election has acknowledged and consented to such amendment;

      NOW THEREFORE, the Plan is amended as follows:

      1. Effective immediately, the following sentence shall be added to the end of Section 6.2:

"Notwithstanding the foregoing or anything herein to the contrary, with respect to all Participants who filed a valid election with the Committee on or before December 31, 2005 to defer the payment of vested Restricted Units to a date later than the date set forth in Section 6.1, such election shall be deemed cancelled as of November 30, 2005 and the Participant shall be deemed to have elected to receive a distribution pursuant to the Plan as provided in Section 7.3(a)(i), with the selected date certain being November 30, 2005 (the "Date Certain"), and shall receive a distribution in respect of any Restricted Units vested as of such Date Certain in accordance with the formula set forth in
Section 7.3(b) on or before December 31, 2005. Any Restricted Units not vested as of the Date Certain shall vest in accordance with the terms of the Plan and the applicable Award Agreement and shall otherwise be treated as if such Restricted Units had never been subject to an elective deferral pursuant to
Section 6.2."